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                                                                    Exhibit 99.d

                          STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of December 14, 2001, by and between Acadia Realty Trust, a Maryland real estate investment trust (the "COMPANY"), and Ross Dworman ("Mr. Dworman").

                  WHEREAS, as of the date of this Agreement, the total number of Common Shares of Beneficial Interest, par value $0.001, of the Company (the "SHARES") outstanding is 28,448,699;

                  WHEREAS, Mr. Dworman beneficially owns 2,145,403 Shares (including 1,000,000 vested options to purchase Shares issued pursuant to the Company's 1999 Share Incentive Plan);

                  WHEREAS, the Company intends to commence a "modified Dutch Auction" tender offer to shareholders offering to purchase up to 4,784,615 Shares and inviting shareholders to tender Shares to the Company at a price not greater than $6.50 nor less than $6.05 per Share in cash, as specified by tendering shareholders, in all material respects on the terms of the draft Offer to Purchase (the "OFFER TO PURCHASE") on Schedule TO delivered to Mr. Dworman on the date hereof (the "OFFER");

                  WHEREAS, the Company desires to purchase from Mr. Dworman and Mr. Dworman desires to sell to the Company up to 600,000 Shares, constituting up to 2.1% of the outstanding Shares, at a purchase price equal to the purchase price paid to shareholders tendering into the Offer in cash, pursuant to this Agreement (the "DWORMAN PURCHASE" and, together with the Offer, collectively the "SHARE PURCHASE");

                  NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                         PURCHASE AND SALE OF THE SHARES

                  Section 1.1 THE PURCHASE. On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 1.2, Mr. Dworman hereby agrees to sell, transfer, convey and assign to the Company, and the Company hereby agrees to purchase from Mr. Dworman, at a cash purchase price equal to that paid to shareholders pursuant to the Offer a number of shares (the "PURCHASED DWORMAN SHARES") equal to either,

                  (a) if the Offer is undersubscribed or fully subscribed,
                      600,000 Shares; or

                  (b) if the Offer is oversubscribed, a number of Shares equal to the lesser of (i) 600,000 and (ii) the product of (x) 1,135,403 multiplied by (y) the number of Shares purchased in the Offer divided by the number of Shares (including units of limited partnership interest convertible into Shares) tendered in the Offer.

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                  Section 1.2 CLOSING. The closing of the transactions
contemplated by this Agreement (the "CLOSING") shall take place at the offices of the Company on the eleventh business day after the termination of the Offer or, if later, on the day following full satisfaction or due waiver of all of the closing conditions set forth in ARTICLE 4 hereof (other than those to be satisfied by deliveries at the Closing). At the Closing, Mr. Dworman shall deliver to the Company stock certificates representing the Purchased Dworman Shares to be purchased hereunder duly endorsed for transfer or accompanied by duly executed stock powers or forms of assignment; and the Company shall deliver to Mr. Dworman the amount to be paid for the Purchased Dworman Shares by wire transfer of immediately available funds to one or more accounts designated by Mr. Dworman in writing to the Company prior to the Closing.

                                   ARTICLE 2
                                 REPRESENTATIONS

                  Section 2.1 REPRESENTATIONS OF THE COMPANY. The Company hereby represents and warrants to Mr. Dworman that:

                  (a) The Company is validly existing and in good standing under the laws of Maryland and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                  (b) The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized on the part of the Company.

                  (c) This Agreement has been duly executed and delivered by the Company and subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                  Section 2.2 REPRESENTATIONS OF MR. DWORMAN. Mr. Dworman hereby represents and warrants to the Company that:

                  (a) Mr. Dworman has full power and authority to execute and deliver this Agreement and to carry out the provisions hereof.

                  (b) This Agreement has been duly and validly executed and delivered by Mr. Dworman and constitutes a valid and binding agreement of Mr. Dworman, enforceable against Mr. Dworman in accordance with its terms.

                  (c) Mr. Dworman has good and valid title to his Shares, free and clear of any lien, pledge, security interest or other encumbrance whatsoever ("LIENS") and upon payment for the Purchased Dworman Shares in accordance with this Agreement, the Company will acquire good and valid title to the Purchased Dworman Shares, free and clear of all Liens, restrictions, charges or adverse

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claims. Mr. Dworman will, upon request, execute and deliver any additional documents reasonably deemed by the Company to be necessary or desirable to complete the sale, transfer, conveyance and assignment of the Purchased Dworman Shares. Mr. Dworman does not currently intend to sell, transfer, assign, pledge, distribute or otherwise dispose of any of the Shares beneficially owned by him on the date hereof, other than pursuant to this Agreement.

                  (d) No authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Mr. Dworman of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Mr. Dworman will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of Mr. Dworman under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Mr. Dworman is a party or by which Mr. Dworman's properties or assets are bound.

                  (e) As of the date of this Agreement, Mr. Dworman is in compliance with all federal and state securities laws (including, without limitation, Sections 13 and 16 of the Securities Exchange Act of 1934, as amended) with respect to his ownership of the Purchased Dworman Shares.

                  (f) Mr. Dworman is not in possession of any material nonpublic information concerning the business, operations or prospects of the Company and, in the event that, prior to the Closing, Mr. Dworman becomes aware of any material nonpublic information regarding the Company, Mr. Dworman shall notify the Company immediately and the Company may, at its option, terminate this Agreement. "Material" information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell, or hold securities of the Issuer.

                                    ARTICLE 3
                                    COVENANTS

                  Section 3.1 OFFER; AGREEMENT NOT TO TENDER. (a) The Offer shall be for not more than 4,784,615 Shares at a purchase price of not greater than $6.50 nor less than $6.05 per Share and shall be in all material respects on the terms of the draft Tender Offer Statement on Schedule TO delivered to Mr. Dworman on the date hereof, subject to amendments made to the Offer in accordance with applicable tender offer rules.

                  (b) Mr. Dworman shall not tender any Shares in the Offer.

                  Section 3.2 RESTRICTIONS ON TRANSFER, PROXIES AND NON-INTERFERENCE. Until the completion of the Dworman Purchase or the termination of this Agreement, Mr. Dworman shall not (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his Shares, (ii) grant any proxies, powers of attorney or other authorization or consent, deposit any Shares into an agreement with respect to any such Shares or (iii) take any

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action that would make any representation or warranty of Mr. Dworman contained herein untrue or incorrect or have the effect of preventing or disabling Mr. Dworman from performing his obligations under this Agreement.

                                   ARTICLE 4
                           CONDITIONS OF THE AGREEMENT

                  Section 4.1 CONDITIONS TO OBLIGATION OF MR. DWORMAN. The obligations of Mr. Dworman to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) The representations and warranties of the Company set forth in Section 2.1 shall be true and correct in all material respects at and as of the date of Closing;

                  (b) There shall not have been instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the Share Purchase; and

                  (c) There shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Share Repurchase, Mr. Dworman or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which would is likely to directly or indirectly result in any of the consequences referred to in paragraph (b) above.

                  Section 4.2 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) The representations and warranties of Mr. Dworman set forth in Section 2.2 shall be true and correct in all material respects at and as of the date of the Closing;

                  (b) Ten business days shall have elapsed since the termination of the Offer and the Company shall have paid for the Shares purchased thereunder;

                  (c) There shall not have been instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the Share Purchase; and

                  (d) There shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be

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applicable to the Share Repurchase, Mr. Dworman or the Company or any of its
subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which would or is likely to directly or indirectly result in any of the consequences referred to in paragraph (c) above.

                                   ARTICLE 5
                                  MISCELLANEOUS

                  Section 5.1 TERMINATION. This Agreement will terminate if the Company does not commence the Offer within five business days of the date of this Agreement or the Offer expires or terminates without the Company accepting and purchasing any Shares thereunder. In addition, if the Closing has not occurred on or before the expiration of sixty days after the Company's acceptance of and payment for Shares pursuant to the Offer by reason of the failure of any condition under ARTICLE 4 to be satisfied, which failure has occurred and is continuing, this Agreement may be terminated by written notice of either party. In the event of any termination pursuant to this Section 5.1, all obligations of the parties hereunder shall terminate without any liability of any party to the other (except for any liability of any party then in breach).

                  Section 5.2 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

                  Section 5.3 ASSIGNMENT. No party may assign either this Agreement or any of such party's rights, interests or obligations hereunder without the prior written approval of the other party.

                  Section 5.4 SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

                  Section 5.5 FACSIMILE SIGNATURES. Delivery of a photocopy or transmission by telecopy of a signed signature page of this Agreement shall constitute delivery of such signed signature page.

                  Section 5.6 EXCLUSIVE AGREEMENT. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof and any verbal or written communication between the parties prior to the adoption of this Agreement shall be deemed merged herein and of no further force or effect.

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                  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.


                                 Acadia Realty Trust


                                 By: /s/  Kenneth F. Bernstein
                                    --------------------------------------------
                                    Name:  Kenneth F. Bernstein
                                    Title: President and Chief Executive Officer

                                     /s/   Ross Dworman
                                    --------------------------------------------
                                    Ross Dworman






                  [signature page to Stock Purchase Agreement]